EXHIBIT 99.1

For immediate release                                                                                                     CONTACT: PAUL VITEK, CFO

                                                                                                                                                                 (972) 401-0090

                                                                                                                                                                Release #04-05

CARBO CERAMICS INC. ANNOUNCES RECORD FIRST QUARTER EARNINGS

Conference Call Scheduled for Today, 10:00 a.m. Central Time

Irving, Texas (April 21, 2004) -- CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, today announced net income of $9.6 million, or $0.60 per share (on a diluted basis), on revenues of $50.0 million for the quarter ended March 31, 2004. This is the highest quarterly earnings in the history of the company and represents an increase of 68 percent compared to net income of $5.7 million, or $0.37 per share (on a diluted basis), on revenues of $38.5 million for the first quarter of 2003.

For the quarter, sales volume was a record 172 million pounds, an increase of 31 percent compared to the previous year's first quarter. Sales volume in North America increased by 21 percent while sales volume in overseas markets increased by 91 percent versus the first quarter of 2003. While there was no change in the price of any of the company's ceramic proppants, the average selling price for these products declined approximately one percent in the first quarter compared to the same period a year ago due to a shift in the mix of products sold. Revenues for the first quarter of 2004 included $3.6 million from Pinnacle Technologies, Inc. compared to $2.8 million for the first quarter of 2003.

The company's first quarter gross profit margin increased to 42 percent from 36 percent for the first quarter of 2003. The improved margin is attributable to higher utilization of the company's manufacturing facilities, which operated at nearly full capacity in the first quarter of 2004 as opposed to approximately 80 percent in the first quarter of 2003. Additionally, the margin benefited from a decline in manufacturing costs resulting from a decrease in natural gas costs from the first quarter of 2003. Selling, general and administrative expense increased by $1.0 million compared to the previous year due principally to increases in marketing, business development and research activities and additions to administrative functions to support current activity levels and planned future growth. However, selling, general and administrative expenses as a percentage of revenues declined to 11 percent in the current quarter from 12 percent in the same quarter last year.

The company also announced that the expansion of its China manufacturing facility remains on schedule for completion in the second quarter. The project is expected to add 45 million pounds of annual manufacturing capacity. The company is finalizing engineering and initiating the procurement of equipment for its new manufacturing facility in Wilkinson County, Georgia. The Wilkinson County facility is projected to be complete at the end of 2005 and is expected to increase manufacturing capacity by 250 million pounds per year.

Dr. C. Mark Pearson, President and Chief Executive Officer of CARBO Ceramics, stated, "We continue to be pleased with the growth in our business both in North America and in overseas markets. I believe our sales are benefiting both from an increase in fracturing activity around the world and our continued penetration of the total proppant market. While the normal seasonal slowdown in Canadian activity may result in a decline in total sales volume of five to ten percent for the second quarter, we expect continued strong commodity prices to result in an active drilling market for the remainder of the year. Our immediate focus will remain on adding manufacturing capacity to provide an opportunity for continued future growth."

CARBO Ceramics First Quarter Earnings Release

April 21, 2004

As previously announced, a conference call to discuss the company's first quarter results has been scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the call, please dial 719-457-2602 and refer to confirmation code 407682. The call can also be accessed live or on a delayed basis via the company's Web site, www.carboceramics.com or by accessing the following URL: http://www.b2i.us/external.asp?b=498&id=372&from=pl&L=e.

CARBO Ceramics Inc. is based in Irving, Texas.

The statements in this news release that are not historical statements, including statements regarding our future financial performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management's current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

CARBO Ceramics First Quarter Earnings Release

April 21, 2004

	Three Months Ended March 31
	2004	2003
	(In thousands, except per share data)
Revenues	$ 50,011	$ 38,538
Cost of sales	29,230	24,672
Gross Profit	20,781	13,866
Selling, general & administrative	5,687	4,669
Start-up costs	-	80
Operating profit	15,094	9,117
Net interest income	60	37
Other income (expense)	62	(45)
Income before income taxes	15,216	9,109
Income taxes	5,648	3,399
Net income	$ 9,568	$ 5,710

Earnings per share:
Basic	$ 0.60	$ 0.37
Diluted	$ 0.60	$ 0.37

Average shares outstanding:
Basic	15,816	15,487
Diluted	15,938	15,620

Depreciation and amortization	$ 2,853	$ 2,345

Certain costs included in the 2003 financial statements have been reclassified to conform to the 2004 presentation. The reclassification had no effect on net income.

Selected Balance Sheet Information

	March 31, 2004	Dec. 31, 2003
	(in thousands)
Total current assets	$ 108,306	$ 92,709
Net property, plant and equipment	118,261	116,664
Intangible assets, net	3,977	3,911
Total assets	252,384	235,124
Total current liabilities	18,779	16,432
Deferred income taxes	19,289	18,553
Shareholders' equity	214,316	200,139
Total liabilities and shareholders' equity	252,384	235,124

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